Exhibit 10.8

Option No.

THEROX, INC.

STOCK OPTION AGREEMENT

Type of Option (check one):    ☐  Incentive        ☐  Nonqualified

This Stock Option Agreement (the “Agreement”) is entered into as of             , 200     (the “Effective Date”), by and between THEROX, INC., a Delaware corporation (the “Company”), and                              (the “Optionee”) pursuant to the Company’s 2005 Stock Incentive Plan (the “Plan”). Any capitalized term not defined herein shall have the same meaning ascribed to it in the Plan.

1. Grant of Option. The Company hereby grants to Optionee an option (the “Option”) to purchase all or any portion of a total of                          (        ) shares (the “Shares”) of the Common Stock of the Company at a purchase price of                      ($             ) per share (the “Exercise Price”), subject to the terms and conditions set forth herein and the provisions of the Plan. If the box marked “Incentive” above is checked, then this Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of l986, as amended (the “Code”). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked “Nonqualified” is checked, then this Option shall to that extent constitute a nonqualified stock option.

2. Vesting of Option. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment (“Vested Shares”).              of the Shares shall become Vested Shares on the                      anniversary of the “Vesting Commencement Date,” and thereafter, the balance of the Shares shall become Vested Shares in a series of                      successive equal monthly installments for each full month of Continuous Service provided by the Optionee, such that 100% of the Shares shall become Vested Shares on the fourth anniversary of the “Vesting Commencement Date.” For these purposes, the “Vesting Commencement Date” shall be                     .

No additional Shares shall vest after the date of termination of Optionee’s “Continuous Service” (as defined below), but this Option shall continue to be exercisable in accordance with Section 3 hereof with respect to that number of shares that have vested as of the date of termination of Optionee’s Continuous Service.

For purposes of this Agreement, the term “Continuous Service” means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee’s term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a Consultant or Service Provider.

3. Term of Option. The right of the Optionee to exercise this Option shall terminate upon the first to occur of the following:

(a) the expiration of ten (10) years from the date of this Agreement;

(b) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to permanent disability of the Optionee (as defined in Section 22(e)(3) of the Code);

(c) the expiration of one (1) year from the date of termination of Optionee’s Continuous Service if such termination is due to Optionee’s death or if death occurs during either the three-month or one-month period following termination of Optionee’s Continuous Service pursuant to Section 3(d) or 3(e) below, as the case may be;

(d) the expiration of three (3) months from the date of termination of Optionee’s Continuous Service if such termination occurs for any reason other than permanent disability, death, voluntary resignation or cause; provided, however, that if Optionee dies during such three-month period the provisions of Section 3(c) above shall apply;

(e) the expiration of one (1) month from the date of termination of Optionee’s Continuous Service if such termination occurs due to voluntary resignation; provided, however, that if Optionee dies during such one-month period the provisions of Section 3(c) above shall apply;

(f) the termination of Optionee’s Continuous Service, if such termination is for cause; or

(g) upon the consummation of a “Change in Control” (as defined in Section 2.4 of the Plan), unless otherwise provided pursuant to Section 13 below.

4. Exercise of Option.

(a) Standard Exercise. On or after the vesting of any portion of this Option in accordance with Sections 2 or 13 hereof, and until termination of the right to exercise this Option in accordance with Section 3 above, the portion of this Option that has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

(i) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased), with any partial exercise being deemed to cover first vested Shares and then the earliest vesting installments of unvested Shares;

(ii) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

(iii) a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

(iv) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

(b) Early Exercise. On or after the Effective Date of this Agreement, and until termination of the right to exercise this Option in accordance with Section 3 above, the outstanding balance of the Option (including both vested and unvested portions) may be exercised in whole by the Optionee (or, after his or her death, by the person designated in Section 5 below) into Shares subject to the terms of a Restricted Stock Purchase Agreement (which terms shall thereafter supercede the terms of this Agreement with respect to the Shares covered by the Restricted Stock Purchase Agreement), upon delivery of the following to the Company at its principal executive offices:

(i) a written notice of exercise which identifies this Agreement and states the election to early exercise this Option;

(ii) a duly executed Restricted Stock Purchase Agreement and such other documents as reasonably requested by the Company to effectuate the terms of the Restricted Stock Purchase Agreement;

(iii) a check or cash in the amount of the Exercise Price (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan); and

(iv) a check or cash in the amount reasonably requested by the Company to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee).

5. Death of Optionee; No Assignment. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee’s Continuous Service terminates as a result of his or her death, and provided Optionee’s rights hereunder shall have vested pursuant to Section 2 hereof, Optionee’s legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a “Successor”) shall succeed to the Optionee’s rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.

6. Representations and Warranties of Optionee.

(a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee’s personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of l933, as amended (the “Securities Act”), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Securities Act or an exemption from such registration is available.

(c) Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

7. Right of First Refusal.

(a) The Shares acquired pursuant to the exercise of this Option may be sold by the Optionee only in compliance with the provisions of this Section 7, and subject in all cases to compliance with the provisions of Section 6(b) hereof. Prior to any intended sale, Optionee shall first give written notice (the “Offer Notice”) to the Company specifying (i) his or her bona fide intention to sell or otherwise transfer such Shares, (ii) the name and address of the proposed purchaser(s), (iii) the number of Shares the Optionee proposes to sell (the “Offered Shares”), (iv) the price for which he or she proposes to sell the Offered Shares, and (v) all other material terms and conditions of the proposed sale.

(b) Within thirty (30) days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Shares at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (the “Acceptance Notice”) to the Optionee specifying the number of Offered Shares that the Company or its nominees elect to purchase. Within fifteen (15) days after delivery of the Acceptance Notice to the Optionee, the Company and/or its nominee(s) shall deliver to the Optionee payment of the amount of the purchase price of the Offered Shares to be purchased pursuant to this Section 7, against delivery by the Optionee of a certificate or certificates representing the Offered Shares to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be. Payment shall be made on the same terms as set forth in the Offer Notice or, at the election of the Company or its nominees(s), by check or wire transfer of funds. If the Company and/or its nominee(s) do not elect to purchase all of the Offered Shares, the Optionee shall be entitled to sell the balance of the Offered

Shares to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice; provided, however, that such sale or other transfer must be consummated within sixty (60) days from the date of the Offer Notice and any proposed sale after such 60-day period may be made only by again complying with the procedures set forth in this Section 7.

(c) The Optionee may transfer all or any portion of the Shares to a trust established for the sole benefit of the Optionee and/or his or her spouse or children without such transfer being subject to the right of first refusal set forth in this Section 7, provided that the Shares so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Shares may be made without complying with the provisions of this Section 7.

(d) Any Successor of Optionee pursuant to Section 5 hereof, and any transferee of the Shares pursuant to this Section 7, shall hold the Shares subject to the terms and conditions of this Agreement and no further transfer of the Shares may be made without complying with the provisions of this Section 7.

(e) The rights provided the Company and its nominee(s) under this Section 7 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

8. Company’s Repurchase Right.

(a) The Company shall have the right (but not the obligation) to repurchase (the “Repurchase Right”) any or all of the Shares acquired pursuant to the exercise of this Option in the event that the Optionee’s Continuous Service should terminate for any reason whatsoever, including without limitation Optionee’s death, disability, voluntary resignation or termination by the Company with or without cause. Upon exercise of the Repurchase Right, the Optionee shall be obligated to sell his or her Shares to the Company, as provided in this Section 8. The Repurchase Right may be exercised by the Company at any time during the period commencing on the date of termination of Optionee’s Continuous Service and ending sixty (60) days after the last to occur of the following:

(i) the termination of Optionee’s Continuous Service;

(ii) the expiration of Optionee’s right to exercise this Option pursuant to Section 3 hereof; or

(iii) in the event of Optionee’s death, receipt by the Company of notice of the identity and address of Optionee’s Successor (as defined in Section 5 hereof).

(b) The purchase price for Shares repurchased hereunder (the “Repurchase Price”) shall be the Fair Market Value per share of Common Stock (determined in accordance with Section 2.14 of the Plan) as of the date of termination of Optionee’s Continuous Service.

(c) Written notice of exercise of the Repurchase Right, stating the number of Shares to be repurchased and the Repurchase Price per Share, shall be given by the Company to the Optionee or his or her Successor, as the case may be, during the period specified in Section 8(a) above.

(d) The Repurchase Price shall be payable, at the option of the Company, by check or by cancellation of all or a portion of any outstanding indebtedness of Optionee to the Company, or by any combination thereof. The Repurchase Price shall be paid without interest within thirty (30) days after delivery of the notice of exercise of the Repurchase Right, against delivery by the Optionee or his or her Successor of a certificate or certificates representing the Shares to be repurchased, duly endorsed for transfer to the Company.

(e) The rights provided the Company under this Section 8 shall terminate upon the closing of the initial public offering of shares of the Company’s Common Stock pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act.

9. Optionee’s Put Right. In the event that the Exercise Price is less than $4.10 per share, as adjusted for any recapitalizations, stock splits, combinations of shares, reclassifications, stock dividends or other changes in the capital structure of the Company occurring after the reverse stock split effective July 14, 2005:

(a) Subject to the provisions of this Section 9, upon the occurrence of any liquidation, dissolution or winding up of the Company (or a Deemed Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 5, 2005, as amended to date, and as subsequently amended after the date hereof (the “Restated Certificate”)), either voluntary or involuntary (each, a “Put Event”), Optionee shall have the right and option (the “Put Right”), exercisable at his or her sole discretion by giving prior irrevocable written notice to the Company (the “Put Notice”), to sell to the Company, and upon receipt of any such written notice, the Company hereby agrees to repurchase from Optionee in cash on the closing of the Put Event, rights to purchase Vested Shares then held by Optionee (excluding any Shares that have previously been issued upon exercise of the Option) and set forth in the Put Notice up to a maximum of fifty percent (50%) of the aggregate number of Shares originally subject to the Option at a per Share price equal to the difference between $4.10 and the Exercise Price, with the foregoing amounts subject to appropriate adjustment for recapitalizations, stock splits, combinations of shares, reclassifications, stock dividends or other changes in the capital structure of the Company occurring after the reverse stock split effective July 14, 2005.

(b) The Company shall not be obligated to repurchase the rights to purchase Vested Shares subject to the Put Notice to the extent that such repurchase would be unlawful. Additionally, the payment of any amounts by the Company hereunder shall be subordinate to (i) the payment of liquidation preferences for the Company’s Preferred Stock set forth in the Restated Certificate and (ii) the repayment of indebtedness of the Company, but senior to any liquidation distribution to the holders of Common Stock or Preferred Stock on an as-converted basis (after repayment of the Company’s indebtedness and the Preferred Stock liquidation preferences).

(c) The Put Right may be exercised in whole or in part in a single instance prior to a Put Event and shall automatically terminate following the occurrence of a Put Event.

(d) Notwithstanding anything to the contrary in this Section 9, the Put Right shall terminate and be of no further force and effect immediately upon the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

10. Drag-Along Rights. Optionee hereby agrees to vote all of the Shares acquired pursuant to the exercise of this Option in accordance with, and that such Shares shall be subject to, the drag-along rights provisions attached hereto as Appendix A, which are incorporated into this

Section 10, as subsequently amended after the date hereof in connection with any amendments to the Restated Rights Agreement (as defined below) (the “Drag-Along Rights Provisions”). The Drag-Along Rights Provisions are substantially the same provisions as those set forth in Sections 4.3, 4.4, 4.5 and 4.6 of that certain Second Amended and Restated Investors’ Rights and Voting Agreement by and among the Company and the persons identified on Schedule I thereto (the “Investors”), dated July 7, 2005 (the “Restated Rights Agreement”). For purposes of this Section 10 only, Optionee shall be an “Investor” as such term is used in the Drag-Along Rights Provisions.

11. Restrictive Legends.

(a) Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable.

(b) In addition, all stock certificates evidencing the Shares shall be imprinted with a legend substantially as follows:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, DRAG-ALONG RIGHTS, A RIGHT OF FIRST REFUSAL AND A REPURCHASE RIGHT IN FAVOR OF THE COMPANY AND/OR ITS NOMINEE(S), AS SET FORTH IN A STOCK OPTION AGREEMENT DATED              , 200    . TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH TRANSFER RESTRICTIONS, DRAG-ALONG RIGHTS, RIGHT OF FIRST REFUSAL AND REPURCHASE RIGHT ARE BINDING ON TRANSFEREES OF THESE SHARES.”

12. Adjustments Upon Changes in Capital Structure. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.3 of the Plan.

13. Change in Control. In the event of a Change in Control (as defined in Section 2.4 of the Plan):

(a) The right to exercise this Option shall accelerate automatically and vest in full (notwithstanding the provisions of Section 2 above) effective as of immediately prior to the consummation of the Change in Control unless this Option is to be assumed by the acquiring or successor entity (or parent thereof) or a new option or New Incentives are to be issued in exchange therefor, as provided in subsection (b) below. If vesting of this Option will accelerate pursuant to the preceding sentence, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of this Option for an amount of cash or other property having a value equal to the difference (or “spread”) between: (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and (y) the aggregate Exercise Price for such Shares (an “Option Cash-Out”). In order to satisfy the Company’s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection an Option Cash Out, the Company may withhold a portion of the amount due to the Optionee in such Option Cash Out equal to the Company’s estimated withholding obligations (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee’s wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 10.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws). If the vesting of this Option will accelerate pursuant to this subsection (a), then the Administrator shall cause written notice of the Change in Control transaction to be given to the Optionee not less than fifteen (15) days prior to the anticipated effective date of the proposed transaction.

(b) The vesting of this Option shall not accelerate if and to the extent that: (i) this Option (including the unvested portion thereof) is to be assumed by the acquiring or successor entity (or parent thereof) or a new equity option of comparable value is to be issued in exchange therefor pursuant to the terms of the Change in Control transaction, or (ii) this Option (including the unvested portion thereof) is to be replaced by the acquiring or successor entity (or parent thereof) with other incentives of comparable value under a new equity incentive program (“New Incentives”) containing such terms and provisions as the Administrator in its discretion may consider equitable. If this Option is assumed, or if a new equity option of comparable value is issued in exchange therefor, then this Option or the new equity option shall be appropriately adjusted, concurrently with the Change in Control, to apply to the number and class of securities or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the Shares issuable upon exercise of this Option had this Option been exercised immediately prior to the Change in Control, and appropriate adjustment also shall be made to the Exercise Price such that the aggregate Exercise Price of this Option or the new equity option shall remain the same as nearly as practicable.

14. Limitation of Company’s Liability for Nonissuance; Unpermitted Transfers.

(a) The Company agrees to use its reasonable best efforts to obtain from any applicable regulatory agency such authority or approval as may be required in order to issue and sell the Shares to the Optionee pursuant to this Option. Inability of the Company to obtain, from any such regulatory agency, authority or approval deemed by the Company’s counsel to be necessary for the lawful issuance and sale of the Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority or approval shall not have been obtained.

(b) The Company shall not be required to: (i) transfer on its books any Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) treat as owner of such Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Shares shall have been so transferred. In the event of a sale of Shares by the Optionee pursuant to Section 7, the Optionee shall furnish to the Company proof that such sale was made in compliance with the provisions of Section 7 as to price and general terms of such sale.

15. No Agreement to Employ. Nothing in this Agreement shall affect any right with respect to continuance of employment by the Company or any of its subsidiaries. The right of the Company or any of its subsidiaries to terminate at will the Optionee’s employment at any time (whether by dismissal, discharge or otherwise), with or without cause, is specifically reserved, subject to any other written employment agreement to which the Company and Optionee may be a party.

16. Rights as Shareholder. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until such person has duly exercised this Option, paid the Exercise Price and become a holder of record of the Shares purchased.

17. “Market Stand-Off” Agreement. Optionee agrees that, if requested by the Company or the managing underwriter of any proposed public offering of the Company’s securities, Optionee will not sell or otherwise transfer or dispose of any Shares held by Optionee without the prior written consent of the Company or such underwriter, as the case may be, during such period of time, not to exceed one hundred eighty (180) days following the effective date of the registration statement filed by the Company with respect to such offering, as the Company or the underwriter may specify.

18. Interpretation. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term “Administrator” shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

19. Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, (or by such other method as the Administrator may from time to time deem appropriate), and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

20. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance.

21. Severability. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

22. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement and any party hereto may execute this Agreement by signing any such counterpart. This Agreement shall be binding upon Optionee and the Company at such time as the Agreement, in counterpart or otherwise, is executed by Optionee and the Company.

23. Shares Free and Clear. All Shares purchased by the Company pursuant to this Agreement shall be delivered by Optionee free and clear of all claims, liens and encumbrances of every nature (except the provisions of this Agreement and any conditions concerning the Shares relating to compliance with applicable federal or state securities laws), and the purchaser thereof shall acquire full and complete title and right to all of the Shares, free and clear of any claims, liens and encumbrances of every nature (again except for the provisions of this Agreement and such securities laws).

24. Binding Obligations. All covenants and agreements herein contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

25. Captions and Section Headings. Captions and section headings used herein are for convenience only, and are not part of this Agreement and shall not be used in construing it.

26. Amendment. This Agreement may not be amended, waived, discharged, or terminated other than by written agreement of the parties.

27. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior or contemporaneous written or oral agreements and understandings of the parties, either express or implied.

28. California Corporate Securities Law. The sale of the Shares that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California and the issuance of such shares or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of such shares is exempt from such qualification by Section 25100, 25102 or 25105 of the California Corporate Securities Law of l968, as amended. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“OPTIONEE”

THEROX, INC., a Delaware Corporation

By:
(Signature)

Its:
(Type or print name)

Address:

Appendix A

1. Drag Along Rights.

(a) In the event that the Board of Directors of the Company and the holders of at least two-thirds of the outstanding shares of the Company’s Series I Preferred Stock (the “Series I Supermajority Holders”) vote to approve or otherwise enter into a transaction with another entity (the “Purchasing Entity”) that would qualify as a Company Sale (as defined in Section 5 below), then the Series I Supermajority Holders shall have the right to require all other Investors to vote in favor of, consent to and raise no objection to such Company Sale, and if such right is exercised pursuant to this Section 1, each holder of the Company’s capital stock hereto hereby agrees to vote all of the shares of the Company’s capital stock held by such holder in favor of such Company Sale.

(b) In the event that the Board of Directors and the Series I Supermajority Holders vote to approve or otherwise enter into a transaction with another entity that would qualify as a Company Sale (such Series I Supermajority Holders are referred to herein as the “Drag-Along Rights Holders”), the Drag-Along Rights Holders shall have the right to require all other Investors to sell or transfer all of their capital stock of the Company to such unaffiliated purchaser on the same terms and conditions applicable, and for the same type and amount of consideration payable, to such Drag-Along Rights Holders as determined on a pro rata basis (treating all convertible securities as fully converted into Common Stock for purposes of calculating such Investor’s pro rata share); provided, however, that the aggregate proceeds from such sale or sales shall be distributed to the selling holders (including holders selling due to the exercise of the rights set forth in this Section 1(b)) in accordance with the rights and preferences set forth in, and assuming the Company had been liquidated under the appropriate provisions of, the Amended and Restated Certificate of Incorporation (as amended from time to time). In the event the Drag-Along Rights Holders agree to any Company Sale and elect to require all other Investors to sell or transfer their capital stock pursuant to this Section 1(b), the Drag-Along Rights Holders shall notify the other Investors of such proposed Company Sale (the “Drag Notice”) at least thirty (30) days prior to the consummation of such proposed Company Sale.

(c) The Drag Notice shall set forth (a) a summary description of the form of the proposed Company Sale, (b) the name of the proposed purchaser and (c) the proposed amount and form of consideration and terms and conditions of payment offered by the proposed purchaser, including copies of any terms sheet or letter of intent with respect to the proposed Company Sale. Within twenty (20) days after receipt of the Drag Notice, the Investors (other than the Drag-Along Rights Holders) shall take all necessary and reasonably desirable actions in connection with the consummation of the proposed Company Sale described in the Drag Notice, including, without limitation, (a) executing and delivering agreements and instruments reasonably satisfactory in form and substance to the proposed purchaser and the Drag-Along Rights Holders, as may be reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Company Sale, and (b) appointing the Chief Executive Officer of the Company as attorney and agent of such Investors to execute and/or deliver any and all instruments on their behalf in connection with such Company Sale, subject only to the satisfaction by the third party of its obligations to consummate the proposed Company Sale; provided, however, that no Investor compelled to take any action contemplated by this Section 1(c) shall be required to (A) make any representations or warranties regarding the Company, (B) incur any indemnification obligation or other contractual liability in excess of the amount of consideration to be received by such Investor in connection with the Company Sale, or (C) incur any indemnification obligation or other contractual liability in excess of such Investor’s pro-rata share of such obligation or liability with all other Investors.

2. Transfer of Rights. Any person to which the Shares are transferred, whether voluntarily or by operation of law, shall be bound by the obligations imposed upon the transferor under this Agreement, to the same extent as if such transferee were an Investor hereunder; and no Investor shall transfer any Shares unless the transferee provides a written instrument to the Company notifying the Company (or the transfer agent if one shall be appointed) of such transfer and agreeing in writing to be bound by the terms of this Appendix A.

3. Grant of Proxy. Each Investor hereby grants to the Chief Executive Officer of the Company an irrevocable proxy, coupled with an interest, to vote all capital stock of the Company owned by such Investor and to take such other actions to the extent necessary to carry out the provisions in this Appendix A.

4. Termination. The obligations set forth in this Appendix A shall terminate in its entirety upon the earliest to occur of (i) the closing of a Company Sale, (ii) a sale of capital stock of the Company in which the holders of capital stock of the Company immediately prior to such sale of stock do not hold, immediately following such transaction, at least a majority of the voting power of the Company, (iii) the closing of an Qualifying Public Offering (as defined in Section 5 below) or (iv) the termination of the Restated Rights Agreement.

5. Definitions.

(a) “Company Sale” means: (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a Company Subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a Company Subsidiary in which the holders of shares of capital stock of the Company immediately prior to such merger or consolidation continue to hold, immediately following such merger or consolidation, at least a majority, by voting power of the capital stock of (I) the surviving or resulting corporation or (II) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company Subsidiary of all or substantially all the assets or intellectual property of the Company and the Company Subsidiaries taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Company Subsidiary).

(b) “Company Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Company Subsidiary) holds stock or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(c) “Qualifying Public Offering” means the closing of an offering of Common Stock, at a price to the public of at least $1.23 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC, resulting in an aggregate net proceeds to the Company of at least $30,000,000.